Kraton Performance Polymers, Inc. Announces First Quarter 2014 Results

HOUSTON, April 29, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended March 31, 2014.

2014 FIRST QUARTER OVERVIEW

  First quarter 2014 sales revenue was $311.7 million on sales volume of 74.4 kilotons, down $28.5 million compared to sales revenue of $340.1 million in the first quarter 2013 on sales volume of 78.2 kilotons.
  Adjusted EBITDA at estimated current replacement cost (" ECRC") (non-GAAP) was $37.5 million in the first quarter 2014, up $8.3 million compared to $29.2 million in the first quarter 2013.
  Gross profit per ton at ECRC (non-GAAP ), excluding certain costs associated with downtime at our Belpre, Ohio, and Berre, France, facilities was $880 per ton in the first quarter 2014 compared to $772 per ton in the first quarter 2013.
  First quarter 2014 net loss attributable to Kraton was $7.9 million, or $0.24 per diluted share, compared to a net loss of $3.7 million, or $0.12 per diluted share, in the first quarter 2013.
  First quarter 2014 adjusted net income attributable to Kraton (non-GAAP) was $15.1 million, or $0.46 per diluted share, compared to adjusted net income of $2.1 million, or $0.07 per diluted share, in the first quarter 2013.
  Net loss attributable to Kraton and adjusted net income attributable to Kraton includes a positive spread between FIFO and ECRC of $4.0 million or $0.12 per diluted share in the first quarter 2014 and a negative spread of $0.5 million or $0.02 per diluted share in the first quarter 2013.

"Our first quarter 2014 sales volume of 74.4 kilotons reflects continued attractive growth in sales for our CariflexTM isoprene rubber and isoprene rubber latex products, and overall innovation sales volume increased 17% compared to the first quarter of 2013. However, in the first quarter we incurred costs associated with the weather-related outage at our Belpre, Ohio facility and a small fire at our facility in Berre, France, both disclosed previously. Although, we were able to supply the majority of our customers' requirements, the production outages did limit our ability to fully satisfy demand, particularly for certain USBC product grades," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "We achieved two significant strategic milestones in the first quarter. First, Kraton and FPCC broke ground on the construction phase of the new 30 kiloton HSBC plant in Mailiao, Taiwan. Further, we started up the new semi-works facility in Belpre, which will benefit our product development capabilities," added Fogarty. "Finally, relative to the proposed combination with the SBC business of LCY Chemical Corp., the shareholders of LCY have approved the combination, and we continue to make progress toward securing necessary regulatory approvals. Subject to the receipt of regulatory approvals and approval of Kraton shareholders, we anticipate that closing of the transaction could occur late in the fourth quarter of this year."

Financial Summary

Three months ended March 31,
(US $ in thousands, except per share amounts)	2014	2013
Sales volume (in kilotons)	74.4	78.2
Revenues	$ 311,656	$ 340,107
Adjusted EBITDA at ECRC(1)	$ 37,494	$ 29,184
Net loss attributable to Kraton	$ (7,909)	$ (3,748)
Loss per diluted share	$ (0.24)	$ (0.12)
Adjusted net income attributable to Kraton(1)	$ 15,143	$ 2,108
Adjusted earnings per diluted share(1)	$ 0.46	$ 0.07
Positive (negative) spread between FIFO and ECRC – per diluted share	$ 0.12	$ (0.02)
Net cash used in operating activities	$ 53,587	$ 20,774

(1)	See Non-GAAP reconciliations included in the accompanying financial tables.

1Q 2014 VERSUS 1Q 2013 RESULTS

Sales revenue was $311.7 million on sales volumes of 74.4 kilotons for the three months ended March 31, 2014 compared to $340.1 million on sales volumes of 78.2 kilotons for the three months ended March 31, 2013. Sales revenue declined $28.5 million or 8.4% compared to the first quarter 2013, with $18.8 million of the decrease attributable to a reduction in global product sales prices associated with lower average raw material costs and $9.4 million resulting from lower sales volumes.

With respect to sales revenue in each of our end uses:

  CariflexTM sales revenue was $35.4 million for the three months ended March 31, 2014 compared to $27.0 million for the three months ended March 31, 2013. The $8.3 million or 30.8% revenue increase was primarily due to a 35.6% increase in sales volumes, mainly in the surgical glove market and other medical and innovation applications.
  Advanced Materials sales revenue was $82.7 million for the three months ended March 31, 2014 compared to $96.6 million for the three months ended March 31, 2013. The $13.9 million or 14.4% revenue decline (a decline of $14.4 million or 14.9% excluding a $0.5 million positive effect from currency fluctuations) was due to a 9.4% decline in sales volumes and, to a lesser extent, lower average selling prices reflective of lower raw material costs, primarily butadiene. The sales volume decline was primarily due to lower volume in consumer and personal care applications. However, innovation sales volumes were up, reflecting a trend Kraton has experienced over the past year of increasing demand for innovative USBC-based solutions as an alternative for HSBC-based solutions for certain personal care applications.
  Adhesives, Sealants and Coatings sales revenue was $123.3 million for the three months ended March 31, 2014 compared to $131.5 million for the three months ended March 31, 2013. The $8.2 million or 6.3% revenue decline (a decline of $7.4 million or 5.7% excluding a $0.8 million negative effect from currency fluctuations) was due to a 3.2% decline in sales volumes and lower average selling prices, reflective of lower raw material costs. The decline in volume was primarily due to lower sales into industrial and pressure sensitive adhesive applications, the latter, in part, reflecting the impact of production outages during the first quarter of 2014 at the Belpre facility. These declines were partially offset by increased sales into lubricant additive applications.
  Paving and Roofing sales revenue was $70.3 million for the three months ended March 31, 2014 compared to $84.7 million for the three months ended March 31, 2013. The $14.4 million or 17.0% revenue decline (a decline of $14.6 million or 17.2% excluding a $0.2 million positive effect from currency fluctuations) was due to an 8.0% decline in sales volumes and lower average selling prices reflective of lower raw material costs, primarily butadiene. Growth in European roofing applications partially offset volume declines in paving applications, principally in Europe, and to a lesser extent, North America. These declines were partially attributable to the production outages in the quarter.

Gross profit was $57.1 million in the first quarter 2014, compared to $59.9 million in the first quarter 2013. Gross profit in the first quarter 2014 includes the $12.4 million negative impact associated with the weather-related downtime in our Belpre, Ohio, facility and an operating disruption resulting from a small fire at our Berre, France facility. Lower cost of raw materials aggregating $26.4 million, more than offset the $18.8 million reduction in global selling prices. As a result of these primary factors, gross profit decreased by $2.8 million or 4.7%. Adjusting for the $4.0 million positive spread between FIFO and ECRC in the first quarter 2014 and the negative spread of $0.5 million in the first quarter 2013, gross profit at ECRC was $53.0 million in the first quarter 2014 compared to $60.4 million in the first quarter 2013. Gross profit per ton at ECRC, excluding the aforementioned costs at the Belpre and Berre sites, was $880 per ton in the first quarter 2014 compared to $772 per ton in the first quarter 2013.

Selling, general and administrative expenses and research and development costs aggregated $42.5 million in the first quarter 2014, an increase of $8.5 million compared to $34.0 million in the first quarter 2013. The $8.5 million increase reflects $9.2 million of professional fees and other costs associated with the proposed combination with the styrenic block copolymer business of LCY Chemical Corp. and $0.6 million of costs related to production downtime at our Belpre, Ohio, facility, partially offset by a $1.3 million decrease in other costs, primarily employee related costs.

Adjusted EBITDA at ECRC in the first quarter 2014 was $37.5 million, or 12.0% of revenue, compared to $29.2 million, or 8.6% of revenue in the first quarter 2013, an increase of $8.3 million, or 28.5%.

First quarter 2014 net loss attributable to Kraton was $7.9 million, or $0.24 per diluted share, compared to the first quarter 2013 net loss of $3.7 million, or $0.12 per diluted share. Adjusted net income attributable to Kraton was $15.1 million or $0.46 per diluted share in the first quarter of 2014 compared to adjusted net income of $2.1 million or $0.07 per diluted share in the first quarter of 2013. Included in these results are the accretive effect of the spread between FIFO and ECRC which amounted to $0.12 per diluted share in the first quarter of 2014 and the dilutive effect of $(0.02) per diluted share in the first quarter of 2013.

CASH FLOW

Due to the seasonal nature of portions of our business, we generally use cash in operating activities in the first quarter. In the first quarter of 2014 and 2013, cash used in operating activities totalled $53.6 million and $20.8 million, respectively. The decline in operating cash flow in the first quarter of 2014 compared to the first quarter of 2013 was primarily the result of the timing of payments of current liabilities and the decline in earnings, partially offset by the effect of sales volume and revenue per ton, which resulted in a smaller increase in accounts receivable in 2014 as compared to 2013.

OUTLOOK

We currently estimate that our results in the second quarter of 2014 will reflect a positive spread between FIFO and ECRC of approximately $6.0 million.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC and Adjusted Net Income (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2013.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including, period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA at ECRC, along with other factors.

These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Wednesday, April 30, 2014 at 9:00 a.m. (Eastern Time) to discuss first quarter 2014 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 888-857-6511. International dial-in #: 210-839-8886.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 30, 2014 through 1:01 a.m. (Eastern Time) on May 14, 2014. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-879-6113 and International callers dial 402-220-4741.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding expected timing of closing the combination with LCY; and the matters described under the caption "Outlook."

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: material regulatory conditions to closing the combination with LCY; business uncertainties and contractual restrictions while the proposed LCY combination is pending; failure to successfully combine with the SBC business of LCY in the expected timeframe; failure to complete the LCY combination; significant delays in completing the LCY combination; inability to realize the benefits we anticipate from the proposed redomestication of our company from Delaware to the United Kingdom; our expectations regarding the startup of our semi-works facility in Belpre, Ohio and its role in future innovation programs; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended March 31,
	2014	2013
Sales revenue	$311,656	$340,107
Cost of goods sold	254,583	280,196
Gross profit	57,073	59,911
Operating expenses:
Research and development	8,297	7,913
Selling, general and administrative	34,218	26,114
Depreciation and amortization	16,409	15,098
Total operating expenses	58,924	49,125
Earnings of unconsolidated joint venture	117	134
Interest expense, net	6,338	13,298
Loss before income taxes	(8,072)	(2,378)
Income tax expense	122	1,446
Consolidated net loss	(8,194)	(3,824)
Net loss attributable to noncontrolling interest	(285)	(76)
Net loss attributable to Kraton	$(7,909)	$(3,748)
Loss per common share:
Basic	(0.24)	(0.12)
Diluted	(0.24)	(0.12)
Weighted average common shares outstanding:
Basic	32,162	32,062
Diluted	32,162	32,062

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$97,319	$175,872
Receivables, net of allowances of $402 and $315	150,848	129,356
Inventories of products	343,511	328,772
Inventories of materials and supplies	11,261	10,947
Deferred income taxes	9,764	7,596
Other current assets	20,234	20,665
Total current assets	632,937	673,208
Property, plant and equipment, less accumulated depreciation of $367,223 and $353,428	433,817	414,257
Intangible assets, less accumulated amortization of $81,489 and $78,784	55,696	57,488
Investment in unconsolidated joint venture	13,721	14,074
Debt issuance costs	8,642	9,213
Deferred income taxes	1,452	1,326
Other long-term assets	25,738	25,231
Total assets	$1,172,003	$1,194,797
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2,996	$—
Accounts payable-trade	101,319	115,736
Other payables and accruals	43,256	54,539
Deferred income taxes	183	182
Due to related party	26,295	24,603
Total current liabilities	174,049	195,060
Long-term debt, net of current portion	351,975	350,989
Deferred income taxes	18,232	18,359
Other long-term liabilities	76,605	75,991
Total liabilities	620,861	640,399
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,774 shares issued and outstanding at March 31, 2014; 32,547 shares issued and outstanding at December 31, 2013	328	325
Additional paid in capital	367,307	363,590
Retained earnings	162,918	170,827
Accumulated other comprehensive loss	(19,453)	(21,252)
Total Kraton stockholders' equity	511,100	513,490
Noncontrolling interest	40,042	40,908
Total equity	551,142	554,398
Total liabilities and equity	$1,172,003	$1,194,797

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(8,194)	$(3,824)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	16,409	15,098
Amortization of debt premium	(40)	(38)
Amortization of debt issuance costs	553	5,781
Gain on property, plant and equipment	(17)	(16)
Earnings from unconsolidated joint venture, net of dividends received	370	288
Deferred income tax benefit	(2,393)	(921)
Share-based compensation	3,614	2,523
Decrease (increase) in:
Accounts receivable	(20,748)	(32,078)
Inventories of products, materials and supplies	(14,300)	(14,148)
Other assets	573	(588)
Increase (decrease) in:
Accounts payable-trade	(24,362)	12,926
Other payables and accruals	(6,617)	(15,767)
Other long-term liabilities	582	2,196
Due to related party	983	7,794
Net cash used in operating activities	(53,587)	(20,774)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(20,185)	(14,455)
Purchase of software and other intangibles	(1,062)	(707)
Settlement of net investment hedge	—	(2,225)
Net cash used in investing activities	(21,247)	(17,387)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	—	40,000
Repayments of debt	—	(96,875)
Capital lease payments	(3,011)	(950)
Contribution from noncontrolling interest	—	15,174
Purchase of treasury stock	(429)	—
Proceeds from the exercise of stock options	535	310
Debt issuance costs	—	(3,117)
Net cash used in financing activities	(2,905)	(45,458)
Effect of exchange rate differences on cash	(814)	(3,429)
Net decrease in cash and cash equivalents	(78,553)	(87,048)
Cash and cash equivalents, beginning of period	$175,872	223,166
Cash and cash equivalents, end of period	$97,319	$136,118
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$2,293	$4,643
Cash paid during the period for interest, net of capitalized interest	$11,608	$13,639
Capitalized interest	$636	$961
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$15,168	$3,495
Asset acquired through capital lease	$7,033	—

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) (Unaudited)

	Three months ended March 31, 2014		Three months ended March 31, 2013
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net loss attributable to Kraton and loss per diluted share	$ (7,909)	$ (0.24)	$ (3,748)	$ (0.12)
Restructuring and other charges(a)	422	0.01	55	0.00
Transaction and acquisition related costs(b)	9,236	0.28	81	0.00
Production downtime(c)	13,013	0.40	0	0.00
Asia JV(d)	381	0.01	0	0.00
Settlement of interest rate swap(e)	0	0.00	697	0.02
Write-off of debt issuance cost(f)	0	0.00	5,023	0.16
Adjusted net income and adjusted earnings per diluted share	$ 15,143	$ 0.46	$ 2,108	$ 0.07

(a)	Severance expenses which are primarily recorded in cost of goods sold for 2014 and in selling, general and administrative expenses in 2013.
(b)

In 2014, primarily professional fees related to our proposed combination with the styrenic block copolymer business of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.

(c)

Production downtime at our Belpre, Ohio and Berre, France facilities, of which, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, Kraton Formosa Polymers Corporation, which are recorded in selling, general and administrative expenses.
(e)	Reflects interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(f)	Reflects interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC AND ADJUSTED GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended March 31,
	2014	2013

Gross profit	$57,073	$59,911
Add (deduct):
Spread between FIFO and ECRC	(4,024)	507
Gross profit at ECRC	$53,049	$60,418
Add:
Production downtime	12,413	—
Adjusted gross profit at ECRC	$65,462	$60,418

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three months ended March 31,
	2014	2013

Net loss attributable to Kraton	$(7,909)	$(3,748)
Net loss attributable to noncontrolling interest	(285)	(76)
Consolidated net loss	(8,194)	(3,824)
Add:
Interest expense, net	6,338	13,298
Income tax expense	122	1,446
Depreciation and amortization expenses	16,409	15,098
EBITDA	14,675	26,018
Add:
Restructuring and other charges (a)	521	55
Transaction and acquisition related costs (b)	9,236	81
Production downtime (c)	13,013	—
Asia JV (d)	459	—
Non-cash compensation expense (e)	3,614	2,523
Adjusted EBITDA	41,518	28,677
Add (deduct):
Spread between FIFO and ECRC	(4,024)	507
Adjusted EBITDA at ECRC	$37,494	$29,184

(a)	Severance expenses which are primarily recorded in cost of goods sold for 2014 and in selling, general and administrative expenses in 2013.
(b)

In 2014, primarily professional fees related to our proposed combination with the styrenic block copolymer business of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.

(c)

Production downtime at our Belpre, Ohio and Berre, France facilities, of which, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, Kraton Formosa Polymers Corporation, which are recorded in selling, general and administrative expenses.
(e)

For the three months ended March 31, 2014, $3.1 million is recorded in selling, general and administrative expenses, $0.3 million is recorded in research and development expenses, and $0.2 million is recorded in cost of goods sold. In 2013, all non-cash compensation expenses were recorded in selling, general and administrative expenses.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

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